CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Fund Service Providers", "Miscellaneous Information" and "Independent Registered Public Accounting Firm", and to the use of our report on the Claymore Exchange-Traded Fund Trust comprised of the Claymore/BNY BRIC ETF, Claymore/Sabrient Insider ETF, Claymore/Sabrient Stealth ETF, Claymore/Zacks Sector Rotation ETF and Claymore/Zacks Yield Hog ETF dated September 7, 2006 in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust filed with the Securities and Exchange Commission in this Post Effective Amendment No. 35 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-134551).

                                                     /s/  ERNST & YOUNG LLP

Chicago, Illinois
October 5, 2007